Exhibit 99.3

CATHETER PRECISION INC.’S Management's Discussion and Analysis of Financial Condition and Results of Operations

Comparison of the Twelve Months Ended December 31, 2021 and 2022

Revenue, Cost of Sales and Gross Profit

	For the twelve months ended December 31,
	2021	2022
Revenue	$148,569	$341,470
Cost of sales	9,633	32,555
Gross profit	$138,936	$308,915

Revenue

Revenue is generated from the sales of our VIVO System, single use disposable patches and software upgrades directly to hospitals and to our international distributors. Revenue for the twelve months ended December 31, 2022 increased by $192,901 from $148,569 to $341,470 as compared to the twelve months ended December 31, 2021, as our number of customers has increased following the market release of VIVO in the US during 2021.

	For the twelve months ended December 31,
Revenue by Type	2021	2022
Net sales from sale of hardware	$115,069	$281,660
Net sales from sale of software	30,000	59,810
Net sales from software upgrades	3,500	—
Total Net Sales	$148,569	$341,470

Cost of Sales

Cost of Sales for the twelve months ended December 31, 2022 increased by $22,922 from $9,633 to $32,555 as compared to the twelve months ended December 31, 2021, consistent with the growth in revenue. The principal component of cost of sales is the cost of the off the shelf computer incorporated into a VIVO System as well as the cost of disposable patches sold to customers.

Gross Profit

Gross profit for the twelve months ended December 31, 2022 increased by $169,979 from $138,936 to $308,915, as compared to the twelve months ended December 31, 2021, due to increased sales. Given our limited operations and the use of outside vendors, the Company is able to operate with low fixed overhead costs. We believe we will be able to effectively manage costs in this manner for the next 12 to 24 months.

Operating Expenses

During the twelve months ended December 31, 2022, Catheter Precision, Inc. (the “Company” or “Catheter”) incurred approximately $1.4 million of legal, accounting and other professional costs, a substantial portion of which was related to the pending merger with Ra Medical Systems, Inc. (the “Merger”). These expenses were categorized as general and administrative expense. While the Company will continue to incur legal, accounting and other professional costs in the future, these expenses will not recur at this level. Our recurring operating expenses consist of research and development expense, sales and marketing expense and general and administrative expense. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, stock-based compensation, and sales commissions. Other expenses include patent related costs, information technology and software costs, business insurance and rent. In certain instances, the Company relies on outside consultants with specific skill sets. We expect non-merger related operating expenses to increase in absolute dollars as we grow our business.

	For the twelve months ended December 31,
	2021	2022
General and Administrative Expense	$1,118,565	$2,232,936
Research and Development Expense	422,354	239,638
Sales and Marketing Expense	1,109,593	1,252,473
Total Operating Expense	$2,650,512	$3,725,047

General and Administrative Expense

Recurring general and administrative expense consists primarily of personnel costs, including salary, employee benefits and stock-based compensation expenses for our administrative personnel that support our general operations, including information technology, executive management and financial accounting. It also includes costs attributable to intellectual property and other legal fees, audit fees, general business insurance, consulting services, depreciation and facilities costs.

General and administrative expense for the twelve months ended December 31 2022, increased by $1,114,371 from $1,118,565 to $2,232,936, as compared to the twelve months ended December 31, 2021. The increase was mainly attributable to accrued but unpaid legal, audit and professional accounting fees related to the proposed Merger. During 2022, payroll and employee benefit expense increased by $128,897 from $280,818 to $409,715 as the company added employees.

Research and Development Expense

Research and development costs are expensed as incurred. Research and development expense consist of costs of technology licenses, third-party software development consultants, engineering supplies and materials. Research and development expense also includes costs related to our clinical and quality and regulatory activities, including medical advisors, contractors, research grants and all clinical study-related costs.

Research and development expense for the twelve months ended December 31, 2022 decreased by $182,716 from $422,354 to $239,638, as compared to the twelve months ended December 31, 2021. During the twelve months ended December 31, 2021, the Company incurred quality and regulatory expenses of approximately $139,000, VIVO development costs of approximately $113,000 and clinical study related costs of approximately $170,000. During the twelve months ended December 31, 2022, the Company incurred quality and regulatory expenses of approximately $120,000, and clinical study costs of approximately $51,000, as the Company has completed its US multi-center study. During 2022, the Company incurred development costs of approximately $52,000 related to its LockeT surgical closure device. The LockeT device is a sterile, Class 1 medical device and was registered with the FDA and introduced for sale in the United States in February of 2023. LockeT can be used in conjunction with the closure of a percutaneous wound site, where a catheter has been placed through the skin into a blood vessel and then removed at the end of a procedure. The physician will suture the site and the vessel, and LockeT is used to hold the sutures in place. LockeT can either complement or be used as an alternative to closure devices.

Clinical studies for LockeT are planned to begin in Q2 of 2023. These studies are designed to demonstrate the product’s effectiveness and benefits, which may include faster wound closure, earlier ambulation, potentially leading to early hospital discharge, and cost savings. These studies are intended to provide data for marketing and to expand our indications for use with the FDA. It is likely that we will incur increased clinical and regulatory related costs in 2023 and beyond, including costs associated with our post-market surveillance registry of our most recent FDA de novo clearance for use of the VIVO System and costs of any study undertaken as we attempt to expand our approved indications for use and the expected LockeT study.

Sales and Marketing Expense

Sales and marketing expense consists primarily of personnel costs, including salary, commissions, employee benefits and stock-based compensation expenses for our sales and marketing personnel and contractors in the U.S. and Europe. It also includes costs associated with product demonstrations, trade shows, marketing materials, royalties, and travel.

Sales and marketing expense for the twelve months ended December 31, 2022 increased by $142,961 from $1,109,593 to $1,252,473, as compared to the twelve months ended December 31, 2021. The primary cause for the increase was an increase in headcount, travel, trade show and related expenses as we achieved limited commercialization of VIVO in the US and EU. During the twelve months ended December 31, 2022, employee compensation related costs were approximately $987,000 as compared to approximately $925,000 during the twelve months ended December 31, 2021. During the twelve months ended December 31, 2022, meeting and convention expenses were approximately $53,000 as compared to approximately $18,000 during the twelve months ended December 31, 2021.

Other Income and Expense, Income Tax Benefit

	For the Twelve Months Ended December 31,
	2021	2022
Interest income	$35	$—
Interest expense	(2,828,393)	(3,077,724)
Forgiveness of PPP loan	200,000	—
Gain on transfer of intangible assets	200,000	—
Change in fair value of derivative liability	(43,437)	1,029,068
Loss on Foreign currency transaction	(6,337)	(13,226)
	$(2,478,132)	$(2,061,882)

Interest Expense

The aggregate balance of the Company’s convertible promissory notes (the Notes”), including amounts payable to officers, directors and stockholders of the Company was $25,465,000 at December 31, 2022. The notes accrued interest at a rate of 12% per year that is payable in cash. Accrued but unpaid interest on the notes at December 31, 2022 was $14,087,174. All except $250,000 of the notes, with accrued interest of $197,75, were converted into Ra Medical Series X preferred stock, and the right to receive royalties related to the LockeT product in connection with the Merger.

Forgiveness of PPP Loan

On April 30, 2020, the Company received approximately $200,000 in loan proceeds from the Paycheck Protection Program (the “PPP”) administered by the Small Business Administration (the “SBA”) of the United States government. This program was established under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). In accordance with the provisions of the PPP, the use of the proceeds is restricted by the CARES act for such expenses as payroll related costs and other allowable costs as defined by the PPP. The Company submitted the application for forgiveness of the PPP loan on November 4, 2020. During the twelve months ended December 31, 2021 the Company received forgiveness for the entire amount of principal and accrued interest of the PPP loan. The Company recorded a gain for the loan proceeds forgiven within other income for the twelve months ended December 31, 2021.

Gain on Transfer of Intangible Assets

In May 2020, the Company received a Summons to appear before the District Court of the Hague in a matter brought against the Company by PEACS B.V. The dispute concerned the ownership of one of the Company’s European patents and services provided by PEACS B.V. relating to its VIVO product. Management accrued $375,000 at December 31, 2020 representing its best estimate for the resolution of the PEACS B.V dispute.

In May 2021, the Company and PEACS B.V. settled the outstanding litigation. As part of the settlement, the Company agreed to pay PEACS B.V. $375,000. Additionally, PEACS B.V. agreed to pay $200,000 to the Company for the transfer of certain patents. Ultimately, the $200,000 due for the transfer of the patents was offset against the $375,000 due to PEACS B.V. Therefore, the Company paid PEACS B.V. $175,000 and recorded a gain on the transfer of intangible assets of $200,000 for the twelve months ended December 31, 2021.

Convertible Promissory Notes – Related Parties and Derivative Liability

The Company has historically funded its operations through issuances of equity securities and debt instruments. Between March 2017 through December 31, 2022, the Company issued convertible promissory notes (the “Notes”) to four shareholders of the Company of the Company for an aggregate principal amount of $25,465,000, including $1,480,000 during the twelve months ended December 31, 2022. The notes bore interest at a rate of 12% per annum and were due and payable on demand. The Company had accrued interest payable under the Notes of $14,087,174 as of December 31, 2022.

In 2021, a related party holder of Convertible Promissory Notes provided the Company with an additional $2,350,000 in cash proceeds which was received by the Company for the year ended December 31, 2021. All monies due pursuant to the Note were due and payable on demand.

During the year ended December 31, 2022, the same related party holder of Convertible Promissory Notes provided the Company with an additional $1,075,000 in cash advances. All monies due pursuant to the Note were due and payable on demand.

The Notes provided that upon the closing of the Company’s next financing in an aggregate amount greater than $8,000,000 (“Next Financing”), the outstanding principal balance of each Note would convert into shares of stock at a conversion price per share equal to 80% of the lowest price per share paid by the investors in the Next Financing.

Upon closing of the Next Financing, the Notes would settle by providing the holder with a variable number of shares sold in the Next Financing with an aggregate fair value determined by reference to the debt principal. In this scenario, the value that the holder received at settlement does not vary with the value of the Company's common stock, so the settlement provision was not a typical conversion option. Rather, the share settlement feature was considered a contingent redemption provision (i.e., a contingent embedded put). The Company evaluated the embedded put features in accordance with ASC 815-15-25. The embedded puts are not clearly and closely related to the debt host instrument and therefore have been separately measured at fair value, with subsequent changes in fair value recognized in the Statement of Operations.

On September 9, 2022, the Company entered into a Merger agreement with Ra Medical whereby the Company would become a wholly-owned subsidiary of Ra Medical. In conjunction with the closing of the Merger, the Company entered into Debt Settlement Agreement and Release with three of the four Noteholders of the Convertible Notes discussed above (collectively, the "Debt Settlement Agreements"). The Debt Settlement Agreements provided that upon the closing of the Merger, the Convertible Notes would be extinguished and the Noteholders would be issued newly designated non-voting preferred stock of Ra Medical in exchange for the outstanding balance of the Convertible Promissory Notes (referred to as the "Merger Shares"). Additionally, all interest accrued and unpaid on the Convertible Notes would be forgiven in exchange for a royalty, representing a certain percentage of net sales of its surgical vessel closing pressure device, beginning at the commencement of its first commercial sale ("Royalty Right"). The notes were converted in connection with the Merger on January 9, 2023. The Royalty Right expires on December 31, 2035. During February 2023, the Company paid $430,982 to the estate of the remaining noteholder in settlement of the $250,000 of outstanding principal and $197,755 of accrued interest thereon.

Management used a scenario-based analysis to estimate the fair value of the embedded put features at issuance of the Convertible Notes as of December 31, 2022 and December 31, 2021. As a result of the Debt Settlement Agreements, the Company reassessed inputs utilized in its scenario-based analysis. Specifically, the Company's estimate of the probability of conversion of the Convertible Notes decreased, as the conversion of notes payable to Ra Medical common stock upon the closing of the Merger does not meet the definition of the Next Financing in the convertible note agreements. Historically, the Company has estimated the probability of conversion at 2.5%. Subsequent to entering into the Merger, the Company has estimated the probability of conversion at 1.5%, as the Debt Settlement Agreements are effective immediately following the closing of the Merger. The Company closed the Merger in January, 2023. The decreased probability of conversion from 2.5% to 1.5% used in the Company's scenario-based analysis resulted in a decrease of $1,029,068 (net of amortization of debt discount) in the estimated fair value of the derivative liability as of December 31, 2022.

At December 31, 2022 and December 31, 2021, the fair value of the derivative liability was $95,700 and $1,057,000, respectively. The Company recorded a gain related to the decrease in fair value of the derivative liability of $1,029,068 and a loss related of the increase in fair value of the derivative liability of $43,437 for the years ended December 31, 2022 and 2021. Additionally, the Company recorded debt discounts to the Notes which were fully amortized as non-cash interest expense of $67,768 and $103,563 for the years ended December 31, 2022 and December 31, 2021, respectively.

Liquidity and Capital Resources

Since Catheter’s incorporation, Catheter has received equity financing, debt financing through stockholders, advances from related parties and grant monies from a non-profit foundation to develop the technology and pursue the regulatory approvals necessary to commercialize Catheter’s products in the United States and European Union (“EU”). The amount of equity investment in Catheter from its incorporation through December 31, 2022 was approximately $36 million. The amount of Convertible Promissory Notes issued through December 31, 2022 was approximately $25,465,000. The amount of accrued and unpaid interest on these Notes at December 31, 2022 was approximately $14,087,000.

At December 31, 2022, Catheter had incurred additional debt in the form of short-term, interest-free Advances from Mr. Jenkins in the principal amount of $1,075,000. These Advances were repaid upon closing of the Merger during 2023.

Catheter expects to continue to incur net losses for the next several years and therefore require additional funding, which may include future equity and debt financings on the part of the Company or its parent, Ra Medical. There is no guarantee that this financing can be obtained.

As noted above, under the Debt Settlement Agreements, three of the Notes, with an aggregate principal amount of $25,215,000 and aggregate accrued interest of $13,889,000, were discharged and the interest accrued thereon forgiven as described. Under the terms of the Debt Settlement Agreements and the Merger agreement, at closing the principal of the Notes was converted into the Merger Shares. Outstanding interest accrued but unpaid was forgiven in exchange for the Royalty Rights described above. The Advances were not included in the Debt Settlement Agreements and were repaid at the closing of the Merger.

As of December 31, 2022, Catheter had approximately $32,000 in cash and cash equivalents. As of December 31, 2021, Catheter had approximately $12,000 in cash and cash equivalents. Additionally, the Company had accrued significant unpaid legal and other professional fees incurred in connection with the Merger. These fees were paid by Ra Medical at the closing of the Merger.

On March 31, 2022, the holders of a majority of the then outstanding shares of Company Preferred Stock voted together as a single class, and approved the conversion of all shares of Preferred Stock into a total of 8,651,207 shares of Company Common Stock as determined in accordance with the Company’s Certificate of Incorporation. All then-current holders of Preferred Stock were advised of the conversion on March 31, 2022. The Company recorded its quarterly liquidation preference prior to the conversion of Preferred Stock to Common Stock, and converted the outstanding balance, including the March 31, 2022 liquidation preferences, to Company Common Stock.

Net cash used in operating activities was approximately $2,526,000 for the twelve months ended December 31, 2022. Net loss for the twelve months ended December 31, 2022 and 2021 was approximately $5,868,000 and $4,990,000, respectively.

As of December 31, 2022, Catheter had an accumulated deficit of $116,932,707, total outstanding convertible debt of $25,465,000, total outstanding interest payable of $14,087,174 and Advances from a related party of $1,075,000, which were repaid upon closing of the Merger. Catheter’s accumulated deficit as of December 31, 2021 was approximately $110,548,000.

Catheter has incurred substantial losses and negative cash flows from operations to date and expects to incur operating losses for the foreseeable future as it expands its commercialization efforts of its current product and products under development. Catheter is unable to predict the extent of any future losses or when Catheter will become profitable, if at all. Catheter’s future capital requirements will depend upon many factors, including progress with developing, manufacturing and marketing its technologies, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, its ability to establish collaborative arrangements, marketing activities and competing technological and market developments, including regulatory changes affecting medical procedure reimbursement, and overall economic conditions in our target markets.

Catheter’s strategic plans are to build on its existing business, as well as grow through buy-and-build strategic acquisitions and partnerships. Catheter, or its parent, Ra Medical, will be required to raise additional capital to pursue this strategy as well as to continue to support its operations at the current cash expenditure levels; however, Catheter cannot be certain that additional funding will be available on acceptable terms, or at all.

Summary of Cash Flows

	For the year ended December 31,
	2021	2022
Cash used in operating activities	$(2,653,364)	$(2,526,145)
Cash used in investing activities	(24,072)	(21,236)
Cash provided by financing activities	2,350,000	2,555,000
Effect of exchange rate on cash	6,337	13,227
Net increase (decrease) in cash	$(321,257)	$20,846

Cash Used in Operating Activities

Net cash used in operating activities decreased by $127,219 from $2,653,364 for the twelve months ended December 31, 2021 to $2,526,145 for the twelve months ended December 31, 2022. The net loss for the twelve months ended December 31, 2022 of $5,478,014 included a favorable change in the derivative liability related to the conversion feature of its Notes of $1,029,068, while the net loss of $4,989,708 recorded in for the twelve months ended December 31, 2021 included an unfavorable change in the fair value of derivative liability of $43,437. During the twelve months ended December 31, 2021 and 2022, the Company incurred accrued but unpaid interest on its Notes Payable of $3,009,733 and $2,724,830, respectively. Additionally, during the twelve months ended December 31, 2022, the Company’s accounts payable and accrued expenses increased by $935,334, mostly representing professional fees incurred but not paid in connection with the Merger.

Cash flow from operating activities during the twelve months ended December 31, 2021 were also impacted by the forgiveness of a $200,000 PPP loan and a $200,000 gain on the transfer of intangible assets.

Cash Used in Investing Activities

Cash used in investing activities was $21,236 and $24,072 during the twelve months ended December 31, 2021 and 2022, respectively. These amounts are primarily computer equipment and VIVO demo equipment purchased during the periods.

Cash Provided by Financing Activities

Cash provided by financing activities included $1,480,000 and $1,900,000 during the twelve months ended December 31, 2022 and 2021, respectively, represented the proceeds of convertible promissory notes to related parties.

Additionally, during the twelve months ended December 31, 2022, the Company received advances totaling $1,075,000 from the Company’s Chairman of the Board of Directors. The advances were repaid by Ra Medical without interest upon the closing of the Merger.

Contractual Obligations and Commitments

Undiscounted Cash Flows

On September 27, 2022, the Company entered into a lease agreement for office space located in Fort Mill, South Carolina. The space is used for office and general use. Future lease payments for the following five fiscal years and thereafter are as follows:

Lease Commitments	Operating Lease
2023	$48,613
2024	50,213
2025	47,434
2026 and thereafter	—
Total Minimum Lease Payments	146,260
Less effects of discounting	(22,093)
Present value of future minimum lease payments	$124,167

* Per the provisions of the lease agreement, the Company received a $2,500 rental credit.

Segment Information

Catheter operates in one business segment, which is the marketing, sales and development of medical technologies focused in the field of cardiac electrophysiology.

Effects of Inflation

During the periods for which financial information is presented, management does not believe that the business and operations were materially affected by inflation.

Foreign Currency Exchange Risk

Catheter uses the U.S. dollar as its functional currency, and initially measures the foreign currency denominated in assets and liabilities at the transaction date. Monetary assets and liabilities are then re-measured at exchange rates in effect at the end of each period, and property and non-monetary assets and liabilities are converted at historical rates.

To date, Catheter has incurred minor foreign currency transaction realized gains and losses related to Catheter’s European activities. As Catheter’s international operations grow, foreign currency exchange risk may become a factor and Catheter will reassess its approach to managing the risks relating to fluctuations in currency rates at that time.

Catheter does not believe that inflation and change in prices had a significant impact on Catheter’s results of operations for any periods presented in Catheter’s financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Catheter regularly evaluates estimates and assumptions related to provisions for legal contingencies, income taxes, deferred income tax, asset valuation allowances, valuation of warrant liabilities, valuation of derivative liabilities, share based compensation, and revenues. Catheter bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by Catheter may differ materially and adversely from Catheter’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Catheter follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

• Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

• Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

• Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021, and the years ended December 31, 2021 and 2020. The carrying amount of cash and accounts payable approximated fair value as they are short term in nature. The guidance in ASC 815, Derivatives and Hedging, requires that Catheter mark the value of Catheter’s preferred stock warrant liability to market and recognize the change in valuation in Catheter’s statements of operations each reporting period. Determining the warrant liability to be recorded requires Catheter to develop estimates to be used in calculating the fair value of the warrant. The fair value of preferred stock warrants issued were estimated based on a Black-Scholes model during the years ended December 31, 2021 and 2020. The estimated fair value of the warrant and embedded put included in the convertible promissory notes – related parties, represent Level 3 measurements.

The following table details the fair value measurements within the fair value hierarchy of Catheter's financial instruments, which includes the Level 3 liabilities:

	Fair value at December 31, 2022
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$95,700	$—	$—	$95,700
Total liabilities	$95,700	$—	$—	$95,700

	Fair value at December 31, 2021
	Total	Level 1	Level 2	Level 3
Liabilities:
Derivative liability	$1,057,000	$—	$—	$1,057,000
Total liabilities	$1,057,000	$—	$—	$1,057,000

Off-Balance Sheet Arrangements

Catheter does not have any off-balance sheet arrangements as such term is used in SEC Regulation S-K Item 303 during the periods presented, investments in special-purpose entities or undisclosed borrowings or debt. Additionally, Catheter is not a party to any derivative contracts or synthetic leases.

Indemnification

Catheter has agreements whereby Catheter indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving, at Catheter’s request, in such capacity, to the maximum extent permitted under the laws of the State of Delaware.

Stock-based Compensation

In October 2009, the Board of Directors and Stockholders of the Company adopted the 2009 Equity Incentive Plan (the “Plan”), which was amended in 2011. The Plan provides for grants of stock options, restricted stock, and other stock-based awards to eligible employees of the Company as well as directors, officers, and others. The Plan is administered by the Board of Directors of the Company and was amended on September 24, 2019 to extend the term of the plan for ten more years. The Plan has been discontinued following the Merger.

Stock options are granted with an exercise price as determined by the Board of Directors, but in no event shall the exercise price be less than the fair value of a share of common stock on the date of grant. Awards generally vest over five years of continuous service and have a ten-year term from the date of grant.

The Company lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a set of publicly traded peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

In order to determine the fair value, the Company considered, among other things, the Company’s business, financial condition and results of operations; the lack of marketability of the Company’s common stock; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

The following table summarizes stock option activity under the Catheter Plan for the years ended December 31, 2021 and 2022:

	Shares Underlying Options	Average Exercise Price	Remaining Contractual Term (in years)
Outstanding at December 31, 2020	387,970	$0.47	5.94
Granted	990,000	0.39	9.31
Exercised	(118,848)	0.39	—
Cancelled	(115,122)	0.43	—
Expired	(5,000)	$4.00	0.00
Outstanding at December 31, 2021	1,139,000	$0.40	8.67
Vested options at December 31, 2021	499,707	$0.83	6.01
Granted	—
Cancelled	—
Expired	(15,000)	0.39	0.00
Outstanding at December 31, 2022	1,124,000	$0.40	$7.69
Vested options at December 31, 2022	1,084,134	$0.57	$7.86

The stock-based compensation expense for stock option awards was $3,082 and $6,421 for the twelve months ended December 31, 2022 and 2021, respectively.

The fair value of employee options is estimated on the date of each grant using the Black-Scholes option-pricing model. 990,000 options were granted to employees during the year ended December 31, 2021, with a grant date fair value of $9,900. There were no grants during the year ended December 31, 2020.

During the twelve months ended December 31, 2021, Catheter granted 990,000 options with a grant date fair value of $9,900. There were no grants during the twelve months ended December 31, 2022.

As of December 31, 2022, there was an aggregate of $609 of unrecognized compensation cost related to non-vested stock-based compensation arrangements. This amount will be recognized as expense over a weighted-average period of 3.12 years.

The following assumptions were used to estimate the fair value of stock options granted using the Black-Scholes option pricing model for the years ended December 31, 2021. There were no grants during the twelve months ended December 31, 2022.

The risk-free interest rate assumption is based upon observed U.S. government security interest rates with a term that is consistent with the expected term of Catheter’s employee stock options. The expected term is based on the average of the vesting period and contractual term of Catheter’s options. Catheter has not paid a dividend, and does not expect to pay a dividend in the foreseeable future.

	December 31, 2021	December 31, 2022

Fair value of common stock	$0.024	$0.024
Risk-free interest rate	9% - 3.0%	.9% - 3.0%
Expected term in years	1.83 - 6.50	1.83 - 6.50
Expected volatility	91% - 175%	91% - 175%
Expected Dividend yield	0%	0%

Due to a lack of a public market for Catheter’s Common Stock, Catheter utilized a public company peer group’s historical volatility to determine Catheter’s expected volatility for purposes of the Black-Scholes option pricing model. Stock-based compensation expense is trued up periodically for actual forfeitures.

Dividends

Catheter has not paid a dividend on its common stock and is unlikely to pay one in the future.